SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


   Filed by Registrant [x]

   Filed by a Party other than the Registrant [ ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement
   [ x] Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or
        Section 240.14a-12


                        OCEANEERING INTERNATIONAL, INC.
                  (Name of Person(s) Filing Proxy Statement)


   Payment of Filing Fee (Check the appropriate box):

   [x]  $125 per  Exchange Act  Rules O-11(c)(1)(ii), 14a-6(I)(1),  or 14a-
        6(j)(2).
   [  ] $500 per each  party to  the controversy pursuant  to Exchange  Act
        Rules 14a-6(I)(3).
   [  ] Fee Computed on table below per Exchange Act Rules 14a-6(I)4 and O-
        11.

        1)   Title  of  each  class  of  securities  to  which  transaction
        applies:       N/A      .

        2)   Aggregate number of securities to which transaction applies:
           N/A     .

        3)   Per  unit  price  or  other underlying  value  of  transaction
        computed pursuant to Exchange Act Rule O-11: *       N/A     .

        4)   Proposed maximum aggregate value of transaction:   N/A  .

        * Set forth the amount on which the filing fee is calculated and state how it was determined.

   [  ] Check box if  any part of the fee is offset as provided by Exchange
        Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:       N/A      .

        2)   Form, Schedule or Registration Statement No.:     N/A   .

        3)   Filing Party:        N/A      .

        4)   Date Filed:        N/A      , 1995.





                                    (LOGO)


                        OCEANEERING INTERNATIONAL, INC.

             16001 Park Ten Place, Suite 600, Houston, Texas 77084




                                                              July 12, 1995




   Dear Shareholder:

   You are cordially invited to attend the 1995 Annual Meeting of Shareholders of Oceaneering International, Inc., which will be held at the Baker & Botts, L.L.P. Conference Room, One Shell Plaza - Mall Level, 910 Louisiana Street, Houston, Texas, on Friday, August 25, 1995 at 10:00 a.m. Houston time.

   On the following pages you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted upon at the meeting. A copy of the Annual Report to Shareholders describing the Company's operations during the fiscal year ended March 31, 1995 is enclosed.

   I hope you will be able to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy card promptly. Your shares will be voted at the meeting in accordance with your proxy.

   If you have shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards you receive so that all of your shares may be voted. I look forward to seeing you at the 1995 Annual Meeting of Shareholders.

                                    Sincerely,



                                    John R. Huff
                                    Chairman, President and
                                    Chief Executive Officer


                        OCEANEERING INTERNATIONAL, INC.

             16001 Park Ten Place, Suite 600, Houston, Texas 77084

                                _______________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held August 25, 1995

                                _______________

   To the Shareholders of Oceaneering International, Inc.:

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (the "Company"), will be held at the Baker & Botts, L.L.P. Conference Room, One Shell Plaza - Mall Level, 910 Louisiana Street, Houston, Texas on Friday, August 25, 1995 at 10:00 a.m. Houston time, for the following purposes:

            (1)    To  elect  two  directors as  members  of  the  Board of
       Directors, each to serve until the 1998 Annual Meeting of Shareholders or until a successor is duly elected and qualified (Proposal 1);

            (2) To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending March 31, 1996 (Proposal 2); and

            (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

            The close of business on July 10, 1995 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

            The Board of Directors welcomes the personal attendance of shareholders at the meeting. Whether or not you expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it to the Company promptly in the enclosed envelope. If you attend the meeting, you may, if you so desire, withdraw your proxy and vote in person.

                                    By Order of the Board of Directors,



                                    George R. Haubenreich, Jr.
                                    Vice President, General Counsel
                                    and Secretary

   July 12, 1995

                            YOUR VOTE IS IMPORTANT

            TO SECURE THE LARGEST POSSIBLE REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
                        OCEANEERING INTERNATIONAL, INC.


                             _____________________

                                PROXY STATEMENT
                             _____________________

   Solicitation, Voting and Revocability of Proxies

        The accompanying proxy is solicited on behalf of the Board of Directors of Oceaneering International, Inc., a Delaware corporation (the "Company"), for use at the Company s annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The Company will pay all costs of soliciting proxies. Solicitation of proxies will be primarily by mail. In addition, some of the officers, directors and employees of the Company may solicit proxies in person or by mail, telephone, telegraph or cable, for which such persons will receive no additional consideration. The Company will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of Common Stock.

        The persons named as proxies were designated by the Board of Directors and are officers or directors of the Company. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR Proposal 1 to elect the nominees for director proposed by the Board of Directors, and FOR Proposal 2 to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending March 31, 1996.

        Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by duly executing a proxy bearing a later date. A proxy may also be revoked by any shareholder at any time before it is voted by filing with the Secretary of the Company a written notice of revocation or by voting in person at the meeting. The mailing address of the executive offices of the Company is P.O. Box 218130, Houston, Texas 77218-8130. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.

        Only shareholders of record at the close of business on July 10, 1995 will be entitled to notice of, and to vote at, the meeting. As of such date, 23,087,122 shares of the Company's Common Stock, $.25 par value ("Common Stock"), were outstanding. Each of such outstanding shares is entitled to one vote at the meeting. This Proxy Statement and accompanying proxies are initially being mailed to shareholders of the Company on or about July 12, l995.


                             ELECTION OF DIRECTORS
                                  Proposal 1

        The Certificate of Incorporation of the Company divides the Board of Directors, in respect to term of office, into three classes each consisting as nearly as possible of one-third of the members of the whole Board. The members of each class serve for three years following their election, with one class being elected each year.

            Two Class III directors are to be elected at the meeting. In accordance with the Company s Bylaws, the two directors will be elected by a plurality of the votes cast. Each Class III director will serve until the 1998 Annual Meeting of Shareholders or until a successor is duly elected and qualified. The directors in Classes I and II, consisting of one member and two members respectively, will continue to serve their terms of office, which will expire at the Annual Meeting of Shareholders to be held in 1996 and 1997, respectively.

        The name and certain information concerning the persons nominated to be directors by the Board of Directors at the meeting are set forth below. The persons named in the accompanying proxy intend to vote such proxy in favor of the election of the nominees named below, both of whom are currently directors of the Company, unless authority to vote for the director is withheld in the proxy. Although the Board of Directors has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors.

            The Board of Directors urges the shareholders to vote FOR the election of the nominees named below.

        The following information table lists the name of the nominees, their business experience during the past five years and certain other information as of June 1, 1995, relevant to your consideration of the nominees proposed by the Board of Directors.

   Nominees - Class III Directors:


            Name and                                             Director
            Business Experience                             Age   Since

      Gordon M. Anderson...............................      63   1995

        Mr. Anderson has been  Chairman, President
        and  Chief Executive  Officer of  Santa Fe
        International Corporation, an oil drilling
        services and oil  and gas exploration  and
        production  company,  since  1991.     Mr.
        Anderson was Executive Vice  President and
        Chief  Operating  Officer   of  Santa   Fe
        International  and  President of  Santa Fe
        Drilling  from 1986 to 1991.  He is also a
        director of Baker Hughes Incorporated, the
        International   Association   of   Oilwell
        Drilling    Contractors,   the    American
        Petroleum  Institute, and a Trustee of the
        American University in  Cairo and a member
        of  the Board  of Councilors  for  the USC
        School of Engineering.  Mr. Anderson  is a
        member    of    the   World    Presidents'
        Organization  and  the  Chief  Executives'
        Organization.    He  is  Chairman  of  the
        Compensation Committee and  is a member of
        the    Audit   and    Strategic   Planning
        Committees of the Board.


      David S. Hooker.....................................      52   1973
        Mr. Hooker has  been Chairman of Bakyrchik
        Gold  PLC,  a  natural resources  company,
        since 1993.   He was Managing  Director of
        Aberdeen  Petroleum PLC,  an  oil and  gas
        exploration  and production  company, from
        1988  to 1993.  He is  also a  director of
        Danka  Business  Systems  PLC.   He  is  a
        member  of  the   Audit,  Nominating   and
        Strategic   Planning  Committees   of  the
        Board.


   Continuing Directors

       The following table sets forth comparable information for those directors whose terms will expire in 1996 and 1997.

   1996 -  Class I Director:

                        Name and                                   Director
                   Business Experience                         Age  Since

      D. Michael Hughes...................................      56   1970
        Mr.  Hughes is  owner  of Texas  Wild Game
        Cooperative  and  the Broken  Arrow Ranch.
        Mr.  Hughes has  been associated  with the
        Company  since its  incorporation, serving
        as  Chairman from  1984  to 1990.   He  is
        Chairman of the Nominating Committee and a member of the Compensation and Strategic
        Planning Committees of the Board.

   1997 - Class II Directors:

                        Name and                                    Director
                   Business Experience                         Age   Since

      Charles B. Evans ....................................     70   1980
        Mr. Evans  has  been Chairman  of  ResTech
        Inc.,    an    oilfield    service    firm
        specializing    in    custom   log    data
        processing,  since  1982.   He  previously
        served from 1977 to 1979 as Executive Vice
        President  of   Schlumberger  Limited,  an
        international   oilfield  evaluation   and
        services company, until his  retirement in
        1979  after 31  years of  service.   He is
        Chairman  of  the  Audit  Committee  and a
        member of the Compensation, Nominating and
        Strategic   Planning  Committees   of  the
        Board.

      John R. Huff .......................................      49   1986
        Mr. Huff has been Chairman of the Board of
        Directors  of  the  Company  since  August
        1990.   He has  been a director  and Chief
        Executive  Officer  and  President of  the
        Company since joining the Company in 1986.
        He served from 1980 until 1986 as Chairman
        and President of Western Oceanic Inc., the
        offshore   drilling   subsidiary  of   The
        Western Company of North  America.   He is
        also  a director  of BJ  Services Company,
        Triton   Energy   Corp.   and   Production
        Operators Corp. He is an ex-officio member
        of   the   Compensation,  Nominating   and
        Strategic   Planning  Committees   of  the
        Board.

   Security Ownership of Management and Certain Beneficial Owners

       The following table sets forth the number of shares of Common Stock of the Company owned as of June 1, 1995, by each director and nominee for director, each of the current executive officers named in the Summary Compensation Table on page 6 and all directors and officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares shown.

                              Number of      Percent
          Name                Shares (1)     of Class

     Gordon M. Anderson               0      *
     T. Jay Collins              31,000      *
     Charles B. Evans            11,900      *
     F. Richard Frisbie          99,306      *
     George R. Haubenreich, Jr.  37,800      *
     Stephen Helburn            116,583      *
     David S. Hooker             10,000      *
     John R. Huff               430,678      1.9
     D. Michael Hughes          102,463      *
     All directors and officers
     as a group (16 persons)  1,075,759      4.7
   _____________________________

   * Less than 1%

   (1) Includes the following shares subject to stock options exercisable within 60 days: Mr. Evans - 10,000 shares, Mr. Frisbie - 77,000 shares, Mr. Haubenreich - 19,800 shares, Mr. Helburn - 54,500 shares, Mr. Hooker - 10,000 shares, Mr. Huff - 179,000 shares, Mr. Hughes - 10,000 shares, and all directors and officers as a group - 399,300 shares. Includes the following shares granted pursuant to a restricted stock incentive award agreement with respect to which the recipient has sole voting power and no dispositive power: Mr. Collins - 19,250 shares, Mr. Frisbie - 16,500 shares, Mr. Haubenreich - 16,500 shares, Mr. Helburn - 19,250 shares, Mr. Huff - 165,000 shares, all directors and officers as a group - 268,250 shares. Also includes the following shares, which are fully vested, held in trust pursuant to the Oceaneering Retirement Investment Plan ("Retirement Plan") for which the individual has no voting rights until the shares are withdrawn from the Retirement Plan: Mr. Frisbie - 4,306 shares, Mr. Helburn - 19,997 shares, Mr. Huff - 1,578 shares, Mr. Hughes - 21,057 shares, all directors and officers as a group - 59,162 shares.


     The following table sets forth information as of June 1, l995, with respect to the only person known by the Company to be the beneficial owner of more than 5% of the shares of the Company's Common Stock. This information is based upon statements filed with the Securities and Exchange Commission ("SEC") as furnished to the Company by such person.

            Name and Address of     Amount and Nature of     Percent
             Beneficial Owner       Beneficial Ownership     of Class

            State of Wisconsin Investment
              Board                     1,394,000 (1)        6.0
            P. O. Box 7842
            Madison, Wisconsin  53707
   ____________________________

       (1) All shares are owned beneficially, with sole dispositive power for all shares.

   Additional Information Relating to the Board of Directors

            The Company has standing Audit, Compensation and Nominating Committees of the Board of Directors. The Audit Committee, which held - two meetings during fiscal year 1995, is composed of Messrs. Evans, Anderson and Hooker. The functions of the Audit Committee are: (1) to recommend to the full Board the firm of independent auditors to be employed as the Company's independent auditors for the ensuing year; (2) to review with the independent auditors, internal auditors and management the scope and results of annual audits; (3) to consult with the independent auditors periodically with regard to the adequacy of internal controls and other such considerations; and (4) to review actions by management on recommendations of the independent and internal auditors. To promote independence, the Audit Committee consults separately and jointly with management, as well as the independent and internal auditors.

            The Compensation Committee is composed of Messrs. Anderson, Evans and Hughes. The Compensation Committee, which held two meetings during fiscal year 1995, considers and recommends to the full Board compensation plans under which officers and directors are eligible to participate, as well as the salary for the Chief Executive Officer. The Compensation Committee approves salaries for all other executive officers of the Company. The Compensation Committee administers the Company's employee stock option and bonus plans, the Company's 1990 Long-Term Incentive Plan and the Oceaneering International, Inc. Executive Retirement Plan ("Executive Retirement Plan"), and reviews on a regular basis the Company's compensation program. The Compensation Committee also recommends to the full Board a successor to the Chief Executive Officer when a vacancy occurs.

            The Nominating Committee is composed of Messrs. Hughes, Evans and Hooker. The Nominating Committee, which held three meetings during fiscal year 1995, considers and recommends to the full Board nominees to fill Board vacancies and a director to serve as Chairman of the Board. The Nominating Committee receives and evaluates shareholder proposals for nominees to fill Board vacancies and recommends to the Board candidates for membership on the committees of the Board. As to each person whom a shareholder proposes to nominate for election or re-election as a director, the notice of proposal shall include the name, age, business address, residence address, principal occupation or employment, the class and number of shares beneficially owned and any other information relating to such person that is required by law to be disclosed, and include the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected. The name and address of the shareholder making the proposal as they appear on the Company's books and the class and number of shares of the Company which are beneficially owned by such shareholder shall be included in the notice. This information should be sent to the Secretary, Oceaneering International, Inc., P.O. Box 218130, Houston, Texas 77218-8130, not less than 120 days prior to any meeting of shareholders called for the election of directors.

            During fiscal year 1995, the Board of Directors held a total of five meetings. Each member of the Board of Directors attended 100% of the aggregate of the total number of Board meetings and meetings of any committee on which he served.

            The Company pays its outside directors an $18,000 annual retainer, $1,000 for each meeting attended, $800 for each committee meeting attended (if the meeting is on a day other than the date of a Board meeting) and a consulting fee of $100 per hour up to a maximum of $800 per day for any consulting services. All directors are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings.

            Nonemployee directors are participants in the shareholder-approved 1990 Nonemployee Director Stock Option Plan. Under this plan, each nonemployee director of the Company is automatically granted an option to purchase 2,000 shares of Common Stock on the date the director becomes a nonemployee director of the Company, and each year thereafter, at an exercise price per share equal to 50% of the fair market value of a share of Common Stock on the date the option is granted. The options granted are not exercisable until the later to occur of six months from the date of grant or the date the optionee has completed two years of service as a director of the Company.

            There are no family relationships between any director or executive officer.

   Compensation Committee Interlocks and Insider Participation

            Throughout fiscal year 1995, the Compensation Committee consisted of nonemployee directors. Mr. Hughes, a member of the Compensation Committee, was formerly an officer of the Company, serving most recently as Chairman from 1984 to 1990. The Company paid $109,600 to ResTech Inc. related to the evaluation of offshore oilfield reservoirs by ResTech in connection with the Company's offshore field development business. Mr. Evans is chairman of the board of directors of ResTech and a member of the Company's Compensation Committee. Management believes that these services were provided by ResTech to the Company at prevailing market rates.

   Compliance with Section 16(a) of the Exchange Act

            Section  16(a)  of the  Securities  Exchange  Act  of 1934,  as
   amended (the Exchange Act ), requires the Company s directors and executive officers to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all its directors and officers during the fiscal year ended March 31, 1995 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

                            EXECUTIVE COMPENSATION

            The following table sets forth information for the fiscal years shown, with respect to the Chief Executive Officer and each of the other four most highly compensated executive officers serving as such on March 31, 1995.

                               Summary Compensation Table
                                                                              Long Term Compensation
                                        Annual Compensation                       Awards              Payouts
                                                           Other                                                         All
                                                           Annual      Restricted    Securities                         Other
     Name and                                              Compen-      Stock        Underlying        LTIP\           Compen-
     Principal                                             sation       Awards        Options         Payouts          sation
     Position             Year    Salary($)   Bonus($)    ($)(a)                        (#)           ($)(c)           ($)(d)
     John R. Huff         1995    375,000            0       0             0           50,000         526,463          80,733
     Chairman,            1994    309,750       75,000       0            (b)               0         175,000          53,151
     President,           1993    300,000      125,000       0             0                0         175,000          89,861
     Chief Executive
     Officer

     T. Jay Collins       1995    156,250            0       0             0           30,000          39,868           8,479
     Executive Vice       1994     75,000       25,000       0            (b)          50,000               0              74
     President Oilfield
     Marine Services(e)

     Stephen Helburn      1995    162,500           0         0            0           10,000         127,303           29,306
     Senior Vice          1994    148,750           0         0           (b)               0          85,000           26,644
     President-           1993    145,000      70,000         0            0                0          85,000           34,306
     Asia

     F. Richard Frisbie   1995    145,000           0         0            0            4,000         115,010           26,533
     Senior Vice          1994    143,750      12,000         0           (b)               0          78,750           22,492
     President-           1993    135,000       5,000         0            0                0          78,750           30,745
     Marketing and
     Technology

     George R.            1995    145,000           0         0            0           10,000         105,070           21,293
     Haubenreich, Jr.     1994    128,750      25,000         0           (b)               0          68,750           17,458
     Vice President,      1993    125,000      50,000         0            0                0          68,750           24,051
     General
     Counsel and
     Secretary
     __________________________

     (a) Excludes the value of perquisites and other personal benefits for each of the named executive officers because the aggregate amounts thereof did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any named executive officer.

   (b) Restricted stock awarded in fiscal year 1994 under the Company's 1990 Long-Term Incentive Plan is subject to performance-based criteria. See Compensation Committee Report on Executive Compensation, Long-Term Incentives. At March 31, 1995, the number and value of the restricted stock holdings were as follows: Mr. Huff - 165,000 shares, $1,629,375; Mr. Collins - 19,250 shares,
       $190,094;  Mr. Helburn  -  19,250 shares,  $190,094;  Mr. Frisbie  -
       16,500 shares, $162,938 and Mr. Haubenreich - 16,500 shares, $162,938. Dividends, if any, are paid on the restricted shares. The value of stock for which restrictions were lifted in fiscal year 1995 are reported in the LTIP payouts column in the table.

   (c) For fiscal year 1995, the aggregate value of stock for which restrictions were lifted and the associated tax assistance payment are as follows: Mr. Huff, $351,463; Mr. Collins, $39,868; Mr. Helburn, $42,303; Mr. Frisbie, $36,260 and Mr. Haubenreich, $36,260. Fiscal years 1993, 1994 and 1995 for Messrs. Huff, Helburn, Frisbie and Haubenreich, include the first, second and third of a maximum of four equal annual payments made pursuant to a performance-based award granted in fiscal year 1993.

   (d) The amounts represent Company contributions under the Company's Executive Retirement Plan, a nonqualified plan.

   (e) Mr. Collins joined the Company in fiscal year 1994.

   Long-Term Incentive Plan and Retirement Plans

       Under the shareholder-approved 1990 Long-Term Incentive Plan, the Compensation Committee may grant options, stock appreciation rights, stock and cash awards to employees and other persons (excluding nonemployee directors) having an important business relationship with the Company.

       The Company has in effect a Retirement Plan and an Executive Retirement Plan. All employees of the Company and its United States subsidiaries who meet the eligibility requirements may participate in the Retirement Plan. Certain key management employees and executives of the Company and any subsidiary that has adopted the plan, as approved by the Compensation Committee, are eligible to participate in the Executive Retirement Plan.

       Under the Retirement Plan, each participant directs the Company to defer between 2% and 16% of the participant's base pay and contribute the deferred compensation to the Retirement Plan, with such contributions being invested in shares of Common Stock, mutual funds and guaranteed investment contracts. The plan provides that certain employees are limited to a maximum contribution of $3,000 per year. A participant's deferred compensation contributed to the plan is always fully vested. The Company's contributions to this plan become vested to the participant in percentage increments spaced over a six-year period, commencing with the participant's date of employment, provided that the participant remains employed by the Company. The Company is currently contributing an amount equal to the deferred compensation of the participant who has elected to invest in Common Stock up to the first 6% of the participant's base pay and 50% of the deferred compensation of the participant who has elected to invest in the other investments up to the first 6% of the participant's base pay. During the fiscal year ended March 31, 1995, none of the executive officers listed in the Summary Compensation Table made contributions into the Retirement Plan.

       Under the Executive Retirement Plan, each participant directs the Company to make a contribution of a percentage of the participant's base pay up to a maximum percentage determined by the Compensation Committee for each participant into an individually funded account established for each participant pursuant to the plan. Currently those percentages range from 10% to 15%. With respect to each participant, the Compensation Committee determines the appropriate rate, not to exceed 100%, at which the Company matches employee contributions. Currently the Company's matching rate is 100% for all participants. Employee and Company matching contributions in the Executive Retirement Plan are invested among several offered investment funds as directed by the employee. For the first four years of an employee's participation in the plan, at the end of each participation year, the employee becomes entitled to the Company's matching contribution amount for each such year, at the cumulative rate of 25% per year. At the end of each plan year for a participant under the Executive Retirement Plan, the Company makes a cash payment to each participant, which is intended to assist the employee in meeting the employee s federal income tax liability with respect to any earnings on the employee's and the Company's matching contributions in the account (excluding capital gains resulting from distribution occasioned by termination of employment) and such cash payment.

       The following table provides information concerning grants of stock options made to the named executive officers during the fiscal year ended March 31, 1995.

                                                  Option Grants in Last Fiscal Year
                                                                                                     Potential Realizable
                                                                                                     Value at Assumed
                                                                                                     Annual Rates of Stock
                                                                                                     Price Appreciation for
                                          Individual Grants (a)                                      Option Term (b)

                                     Number of        % of Total
                                     Securities        Options
                                     Underlying       Granted to     Exercise or
                                      Options        Employees in     Base Price      Expiration          5%             10%
            Name                    Granted (#)      Fiscal Year        ($/Sh)           Date             ($)           ($)
       John R. Huff                    50,000            12.2               11.94      11/17/04          375,371        951,265
       T. Jay Collins                  20,000             4.9               11.94      11/17/04          150,149        380,506
                                       10,000             2.4                7.88      03/16/05           49,525        125,507
       Stephen Helburn                 10,000             2.4               11.94      11/17/04           75,074        190,253

       F. Richard Frisbie               4,000             1.0               11.94      11/17/04           30,030         76,101
       George R. Haubenreich,          10,000             2.4               11.94      11/17/04           75,074        190,253
       Jr.
     ________________________________________

   (a) Stock options are awarded at the fair market value of Common Stock at the date of award and become exercisable at the rate of 20% per year for three years beginning one year after award and fully exercisable four years after award. Options generally expire at the earliest of 10 years after award, one year after optionee's death, disability or retirement or at the time of optionee's termination of employment.

   (b) The amounts shown as potentially realizable values are based on arbitrarily assumed rates of stock price appreciations of five percent and ten percent over the full ten-year term of the options, as required by applicable SEC regulations. The actual value of the option grants is dependent on future performance of the Common Stock and overall market conditions. There is no assurance that the values reflected in this table will be achieved.


       The following table provides information concerning the value of unexercised options held by the named executive officers at the end of the fiscal year. None of the named executive officers exercised options in the last fiscal year.

                                                                        FY-End Option Values
                                                Number of Securities
                                               Underlying Unexercised                 Value of Unexercised
                                               Options at FY-End (#)               In-the-Money Options at FY-End ($)
                    Name                  Exercisable    Unexercisable              Exercisable   Unexercisable
            John R. Huff                    179,000         64,000                    623,438           6,125
            T. Jay Collins                   10,000         70,000                          0          18,125
            Stephen Helburn                  54,500         18,000                    211,094           3,500
            F. Richard Frisbie               77,000         12,000                    318,063           3,500
            George R. Haubenreich, Jr.       19,800         16,000                      7,712           2,625

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. Each member of the Committee is a nonemployee director. The Committee is dedicated to the establishment of a strong, positive link between the development and attainment of strategic goals, which enhance shareholder values, and the compensation and benefit programs needed to achieve those results.

   Overall Executive Compensation Policy

       The Company's policy is designed to facilitate its mission of increasing the net wealth of its shareholders by:

       *    Attracting,  rewarding  and   retaining  highly  qualified  and
            productive individuals.

       * Setting compensation levels that are externally competitive and internally equitable.

       *    Interrelating annual executive compensation with the results of
            individual   performance,   the   individual's  profit   center
            performance and overall Company performance.

       * Motivating executives and key employees towards achieving long-term strategic results by aligning employee and shareholder interests through the increased value of the Company's stock.

       There are three major components of the Company's executive compensation program: Base Salary, Annual Incentives and Long-Term Incentive Awards. The Committee considers all elements of compensation when determining individual components.

   Base Salary

       A competitive salary is essential to support management development and career orientation of executives. The Committee reviews annually the salary of executive officers. In determining appropriate salary levels, the Committee considers level and scope of responsibility and accountability, experience, individual performance contributions, internal equity and market comparisons. No specific weightings are assigned to these criteria. However, the Committee manages base salaries for the executive group in a conservative fashion in order to place more emphasis on incentive compensation.

   Annual Incentives

       The Committee administers an annual cash incentive bonus award plan to reward executive officers and other key employees of the Company based upon individual performance and the achievement of specific financial and operational goals determined for the year. The award interrelates individual performance, an individual's profit center performance and the Company's overall performance. For fiscal year 1995, the maximum annual bonus award established for executive officers was within a range of 30-100 percent of base salary. No annual bonus awards were made to executive officers for fiscal year 1995.

   Long-Term Incentives

       Long-term incentive awards under the shareholder-approved 1990 Long-Term Incentive Plan are designed to create a mutuality of interest between executive officers (and other key employees), and shareholders, through stock ownership and other incentive awards. In fiscal year 1992, the Committee granted to executive officers contingent cash incentive awards payable over a three-year period, conditional upon the achievement of certain performance goals for the Common Stock and continued employment. In fiscal year 1993, the performance requirement was met and in fiscal year 1995, the third of four equal installments was paid.
            To further  achieve these  objectives during fiscal  year 1994, the Committee granted restricted Common Stock to executive officers and other key employees of the Company. These grants of restricted stock are subject to earning and vesting requirements during the three-year performance period. Up to one third of the total grant may be earned each year depending upon the Company's cumulative Common Stock performance from June 25, 1993 as compared with the peer group's cumulative common stock performance from that date, with any amount earned subject to vesting in four equal installments over three years, conditional upon continued employment. The peer group is that specified in the performance graph on page 11. If the performance of the Company's Common Stock is less than 50% of the average of the performance of the common stock of the peer group, no shares of restricted stock are earned. If the performance of the Company's Common Stock is 50% - 87.5% or greater than the average of the performance of the peer group, the amount of restricted stock earned will range from 16% to 100% of the maximum achievable for this period. At the time of each vesting, the participant receives a tax assistance payment which must be reimbursed to the Company if the vested Common Stock is sold within three years after the vesting date. At the end of fiscal year 1995, the initial performance period had been completed and the entire one third of the total grant was earned, subject to vesting requirements.

       The  Committee awards stock options  to a broad  group of executives
   and  key employees.    Stock option  grants were  made to  all executive
   officers in fiscal year 1995.


   Compensation of Chief Executive Officer

       John R. Huff has been Chief Executive Officer and President of the Company since August 1986 and Chairman since 1990. His compensation package has been designed to encourage the enhancement of shareholder value. Mr. Huff's compensation for fiscal year 1995 included the same components and methodology of salary and variable compensation as apply to other executive officers, with regard to his highest level of accountability. A substantial portion of his compensation is at risk in the form of performance bonuses and stock awards. During fiscal year 1995, Mr. Huff's base annual salary rate was not increased and he received no annual incentive bonus. He received the third installment of the incentive cash award described above. In fiscal year 1994, Mr. Huff was granted a restricted stock award of 180,000 shares of Common Stock also described above, of which at the end of fiscal year 1995, 15,000 shares were vested and 45,000 shares were earned subject to vesting requirements. These amounts and grants reflect the Committee's assessment of the Company's financial performance compared to other oilfield service companies during the relevant periods, Mr. Huff's leadership and significant personal contribution to the business, and compensation data of competitive companies.

   Compliance with Internal Revenue Code Section 162(m)

       Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess compensation over one million dollars paid to the Chief Executive Officer or to any of the four other most highly compensated executive officers, except for qualified performance-based compensation. The Company had no non-deductible compensation expense for fiscal year 1995. The Committee plans to review this matter as appropriate, make recommendations to the Company's Board of Directors of actions as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with the Company's compensation objectives.

                            Compensation Committee
                           G. M. Anderson, Chairman
                                  C. B. Evans
                                 D. M. Hughes

   Performance Graph

       The following line graph compares the Company's total shareholder return to the Standard & Poor's 500 Stock Index ("S&P 500") and with that of a peer group over a five-year period ending on March 31, 1995. The peer group companies at March 31, 1995 for this performance graph are Dresser Industries, Inc., which replaced Baroid Corporation after their merger, Global Industries, Ltd., Halliburton Company, Hornbeck
   Offshore Services, Inc., McDermott International, Inc., Nabors Industries, Inc., Offshore Logistics, Inc., J. Ray McDermott, Inc. which replaced Offshore Pipelines, Inc. after their merger, Stolt Comex Seaway S.A., and Tidewater, Inc.

       It is assumed in the graphs that (i) $100 was invested in the Company's Common Stock, the S&P 500 and the peer group on March 31, 1989, except that with respect to Global Industries, Ltd. and Stolt Comex Seaway S.A., it is assumed the investment was made in February 1993 and May 1993, respectively, the first month the stock for such companies was publicly available for purchase; and the investment was made in Baroid Corporation through January 21, 1994, and thereafter in Dresser Industries, Inc., and in Offshore Pipelines, Inc. through January 31, 1995, and thereafter in J. Ray McDermott, Inc., as a result of their mergers, (ii) the peer group investment is weighted based on the market capitalization of each individual company within the peer group at the beginning of each period and (iii) any dividends are reinvested. The Company has not declared any dividends during the period covered by the graph. The shareholder return shown on the graph is not necessarily indicative of future performance.


             Comparison of Five-Year Cumulative Shareholder Return for Oceaneering International, Inc., S&P 500 and a Selected Peer Group


   EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC.

             Oceaneering
         International Inc.    Peer Group       S&P 500

   1990        100.00            100.00          100.00
   1991         85.45            102.56          114.41
   1992         82.73             71.06          127.05
   1993        101.82            101.67          146.39
   1994         89.09             91.43          148.55
   1995         71.82            105.84          171.68


   Executive Employment Agreements

       Under a Senior Executive Severance Plan (the "Severance Plan") adopted by the Board of Directors in January 1983, and as amended in March 1989, in the event of a change in control of the Company (as defined) followed by termination of employment within one year thereafter for any reason other than termination as a consequence of death, disability or retirement, voluntary termination prior to three months after a change of control, or termination for cause due to commission of a felony related to employment with the Company, certain key executives, as determined by the Board of Directors, will receive a payment equal to 50% of one year's base salary, including bonuses, and all fringe benefits for six months after termination of employment. In such an event, stock options and other benefits of the executive will become immediately vested, and the executive may elect to either exercise his outstanding stock options or surrender them and be compensated for the spread between the exercise price and higher fair market value of the outstanding stock options. The executive will also receive 25% of the amount of the spread between the exercise price and the fair market value of all stock options exercised or surrendered by the executive during the three-year period ending with the date of the executive's termination of employment. The executive officers listed in the Summary Compensation Table are participants in the Severance Plan.

       The Company has entered into an employment agreement with no expiration date with John R. Huff, which provides that, in the event of his termination from the Company for any reason except voluntary resignation or cause, he will receive compensation equivalent to one year's salary, inclusive of any amounts payable under the Severance Plan. Mr. Huff would also have use of a Company automobile and basic medical and dental benefits during such period until the effective date of his employment by another company or for one year, whichever first occurs.

        In March 1989, the Company also entered into an amended Supplemental Senior Executive Severance Agreement ("Supplemental Agreement") with Mr. Huff, which provides that, in the event of a change in control of the Company (as defined) and termination of his employment for any reason (other than voluntary resignation for nonpermissible reasons or termination for cause due to commission of a felony related to employment with the Company), or reduction in the scope of his position or total annual compensation, or if he is requested to relocate, Mr. Huff may either elect to receive the benefits under the Severance Plan, as described above, or the benefits under the Supplemental Agreement. If he elects to receive the Supplemental Agreement benefits, Mr. Huff will receive a payment equal to three years' base salary, including bonuses, and all fringe benefits for six months after termination of employment, and his stock options and other benefits will become immediately vested. Mr. Huff may elect either to surrender his outstanding stock options and receive an amount equal to twice the amount of the spread between the exercise price and the higher fair market value of the outstanding stock options, or to exercise such stock options and receive the amount of such spread. He will also receive 100% of the amount of the spread between the exercise price and the fair market value of all stock options exercised or surrendered by him during the three-year period ending with the date of his termination of employment.

   Certain Transactions

       During fiscal year 1995, the Company advanced Mr. Collins, Executive Vice President, a total of $350,000 at no interest in connection with his joining the Company and the purchase of his residence by the Company at fair market value. The advance was repaid by fiscal year end. For information concerning certain transactions between the Company and a company for which Mr. Evans is chairman of the board of directors, see Compensation Committee Interlocks and Insider Participation, above.

                            APPOINTMENT OF AUDITORS
                                  Proposal 2

       Subject to ratification by the shareholders, the Board of Directors has appointed Arthur Andersen LLP, independent certified public accountants, as independent auditors of the Company for the fiscal year ending March 31, 1996, pursuant to the recommendation of the Audit Committee of the Board. Arthur Andersen LLP has served as the Company's independent auditors for 24 years. Representatives of Arthur Andersen LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.

       The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending March 31, 1996, unless a contrary choice is set forth thereon.

       The Board of Directors urges the shareholders to vote FOR the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending March 31, 1996.

                             SHAREHOLDER PROPOSALS

       Shareholder proposals for the 1996 Annual Meeting of Shareholders of the Company must be received at the Company's principal executive offices, 16001 Park Ten Place, Suite 600, Houston, Texas 77084, addressed to the Chairman of the Board, no later than March 14, 1996.

                         TRANSACTION OF OTHER BUSINESS

       As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Shareholders that will come before the meeting. Should any other matters requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted in respect thereto in accordance with the judgment of the person or persons voting the proxies.

       Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

       THE COMPANY WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S FISCAL YEAR ENDED MARCH 31, 1995. WRITTEN REQUESTS SHOULD BE MAILED TO GEORGE R. HAUBENREICH, JR., SECRETARY, OCEANEERING INTERNATIONAL, INC., P.O. Box 218130, HOUSTON, TEXAS 77218-8130.

                                 By Order of the Board of Directors,


                                 George R. Haubenreich, Jr.
                                 Vice President, General
                                 Counsel and Secretary

   July 12, 1995

                           OCEANEERING INTERNATIONAL, INC.
                        Proxy Solicited by Board of Directors

       John R. Huff and D. Michael Hughes, and each or any of them, with P full power of substitution, are hereby appointed proxies to vote the R stock of the undersigned in Oceaneering International, Inc., held of O record by the undersigned on July 10, 1995, at the Annual Meeting of X Shareholders on August 25, 1995, to be held at the Baker & Botts,
     Y L.L.P. Conference  Room, One Shell Plaza-Mall Level, 910 Louisiana
       Street, Houston, Texas 77002, and at any adjournment thereof.

            YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. THE PROXIES CANNOT VOTE YOUR
                  SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                                          ---------------
                                          SEE REVERSE
                                          SIDE

                                          ---------------





       Please mark your                                              1616
   /X/ votes as in this
       example.

       This Proxy when properly executed will be voted as directed. If no direction is made, this Proxy will be voted FOR the election of the two director nominees and FOR Proposal 2.
       Management recommends that you vote FOR authority on Proposal 1 and FOR the Board's Proposal 2.

                   FOR  WITHHELD       NOMINEES: GORDON. M ANDERSON
   1. Election of  / /    / /                    DAVID S. HOOKER
      Directors

   For,  except vote withheld from the
   following nominee:

   -----------------------------------

       2.   Proposal to approve the              FOR  AGAINST  ABSTAIN
            appointment of Arthur Andersen LLP   / /    / /      / /
            as independent auditors for the fiscal year ending March 31, 1996.

       3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

            Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



            -----------------------------------------------------------



            -----------------------------------------------------------
            SIGNATURE (S)                      DATE